Exhibit 10.3

Inspired Entertainment, Inc.

Nonemployee Director Compensation Policy

1.	General

The Inspired Entertainment, Inc. Nonemployee Director Compensation Policy (the “Policy”) is designed to provide for the compensation of each member of the board of directors (the “Board”) of Inspired Entertainment, Inc. (the “Company”) who is a Nonemployee Director (as defined in the Inspired Entertainment, Inc. 2016 First Equity Incentive Plan (together with any future equity plans, the “EIP”)) (each, a “Nonemployee Director”). The Policy will be deemed effective from January 1st, 2017 and will continue in effect until its termination by the Board. The Policy will replace and supersede any and all compensation policies or programs previously established or maintained by the Company with respect to Nonemployee Directors.

2.	Administration

The Policy will be administered by the Board. The Board will have the sole discretion and authority to administer, interpret, amend and terminate the Policy, and the decisions of the Board will in every case be final and binding on all persons having an interest in the Policy, including on all Nonemployee Directors and their beneficiaries.

3.	Eligibility

Each Nonemployee Director will be eligible to receive the compensation set forth in the Policy in accordance with the terms of the Policy. Such compensation will be paid or granted by the Company, as applicable, without further action of the Board to each Nonemployee Director.

4.	Annual Retainers

(a)	General. Subject to Section 4(b), each Nonemployee Director will be eligible to receive annual retainers (each, an “Annual Retainer”) in the values set forth in the following table, as applicable, for each calendar year of service as: (i) a lead independent director and/or member of the Board; and (ii) a chairperson of a committee of the Board (“Committee”).

Type of Annual Retainer		Cash Amount
Board	Lead Independent Director	$5,000
	Member	$50,000
Audit Committee	Chair	$5,000
Compensation Committee	Chair	$5,000
Nominating, Governance and Compliance Committee	Chair	$5,000

For clarity, an individual will not be eligible to receive any type of Annual Retainer set forth in the table above (the “Table”) unless he or she is a Nonemployee Director on the applicable payment or grant date. Further, for clarity, each Nonemployee Director will be eligible to receive each type of Annual Retainer set forth in the Table that is applicable to such Nonemployee Director (e.g., if a Nonemployee Director is the lead independent director of the Board and the chairperson of the Compensation Committee, he or she will be eligible to receive: (i) an Annual Retainer for service as the lead independent director of the Board; (ii) an Annual Retainer for service as a member of the Board; and (iii) an Annual Retainer for service as the chairperson of the Compensation Committee).

(b)	Prorated Annual Retainers for Mid-Year Appointees.

Section 4(a) will apply to any Nonemployee Director who is newly appointed as: (i) a chairperson, lead independent director or member of the Board; or (ii) a chairperson of a Committee, in each case after January 1 of a calendar year (each, a “Mid-Year Appointee”); provided, however, that with respect to any Annual Retainer for such Mid-Year Appointee’s first (partial) calendar year of service in the role applicable to such Annual Retainer, “Amount” will mean, as applicable; (i) the applicable amount set forth in the Table; multiplied by (ii) a fraction, the numerator of which is the number of days in the period beginning on (and including) the effective date of such Mid-Year Appointee’s appointment to the applicable role and ending on (and including) December 31st of such calendar year and the denominator of which is the total number of days during such calendar year. For avoidance of doubt, all Nonemployee Directors will be entitled to the ratable portion of any amounts they would have been owed prior to adoption of the Policy with respect to the year of adoption of the Policy.

(c)	Terms of Annual Retainers.

(i)	Subject to Section 4(c)(ii), with respect to any Annual Retainer for a particular calendar year of service, such Annual Retainer, will be paid in substantially equal quarterly installments on January 1st, April 1st, July 1st and October 1st of such calendar year, provided that the Nonemployee Director is in service in the role applicable to such Annual Retainer on the applicable payment date (e.g., if a Nonemployee Director is the chairperson of the Audit Committee on January 1st but terminates his or her service as such chairperson on August 1st, then with respect to his or her Annual Retainer for service as such chairperson, he or she will receive the quarterly installments payable on January 1st, April 1st, and July 1st but not the quarterly installment payable on October 1st, regardless of whether he or she is in service as a Nonemployee Director on October 1st).

(ii)	With respect to any Annual Retainer for a Mid-Year Appointee’s first (partial) calendar year of service in the role applicable to such Annual Retainer, such Annual Retainer will be paid as follows:

(A)	the first installment will be paid on the effective date of such Mid-Year Appointee’s appointment to the applicable role and the amount of such first installment will be equal to (x) the total amount of such Annual Retainer, multiplied by (y) 25%, multiplied by (z) a fraction, the numerator of which is the number of days remaining in the quarter (after the effective date of such Mid-Year Appointee’s appointment to the applicable role) beginning on (and including) the effective date of such Mid-Year Appointee’s appointment to the applicable role and ending on (and including) the last day of such quarter and the denominator of which is the total number of days during such quarter; and

(B)	any remaining installments will be paid in substantially equal amounts on April 1st (if such effective date occurs prior to April 1st), July 1st (if such effective date occurs prior to July 1st) and October 1st (if such effective date occurs prior to October 1st) of such calendar year, provided that such Mid-Year Appointee is in service in the role applicable to such Annual Retainer on the applicable payment date.

5.	Annual RSU Awards

Each Nonemployee Director will be eligible to receive an annual RSU award (an “Annual RSU Award”) for each calendar year of their service as a member of the Board. For clarity, an individual will not be eligible to receive an Annual RSU Award unless he or she is a Nonemployee Director on the applicable grant date.

Each Nonemployee Director will be eligible to receive an Annual RSU Award in the values set forth in the following table, as applicable, for each calendar year of service as: (i) a lead independent director and/or member of the Board; and (ii) a chairperson of a committee of the Board (“Committee”).

Type of Annual Award		Annual Award Dollar Value
Board	Lead Independent Director	$5,000
	Member	$50,000
Audit Committee	Chair	$5,000
Compensation Committee	Chair	$5,000
Nominating, Governance and Compliance Committee	Chair	$5,000

Each Annual RSU Award will be subject to the following terms.

(a)	Each Annual RSU Award will be granted under the EIP and will be subject to the terms of the EIP, the applicable award agreement and the Policy. For the avoidance of doubt, there will be no stock price-based performance vesting criteria applicable to any Annual RSU Award.

(b)	Each Annual RSU Award will be granted on the first trading day in January of the applicable calendar year of service; provided, however, that with respect to any Annual RSU Award for a Mid-Year Appointee’s first (partial) calendar year of service as a member of the Board, such Annual RSU Award will be granted on the effective date of such Mid-Year Appointee’s appointment to the Board subject always to their being sufficient shares pursuant to the EIP to fulfill such award.[1]

(c)	The number of RSUs subject to each Annual RSU Award will be equal to: (i) the Annual Award Dollar Value (as illustrated in the table above), divided by (ii) the greater of (x) $10.00 per share and (y) the quoted closing trading price of the Company’s stock on the date of grant, rounded down to the nearest whole share; provided, however, that the number of RSUs subject to such Annual RSU Award, together with any RSUs or shares subject to any other Nonemployee Director Awards (as defined in the EIP) granted to the Nonemployee Director, may not exceed the limit set forth in Section 4(c)(2) of the EIP. Provided, however, that:

(i)	with respect to any Annual RSU Award for a Mid-Year Appointee’s first (partial) calendar year of service as a member of the Board, the “Annual Award Dollar Value” will mean (A) the applicable amount in the table above, multiplied by (B) a fraction, the numerator of which is the number of days in the period beginning on (and including) the effective date of such Mid-Year Appointee’s appointment to the Board and ending on (and including) December 31st of such calendar year and the denominator of which is the total number of days during such calendar year; and

(d)	Each Annual RSU Award will vest in substantially equal quarterly installments on the grant date of such Annual Award and on April 1st, July 1st and October 1st of the calendar year in which such Annual RSU Award is granted; provided, however, that:

(i)	with respect to any Annual RSU Award for a Mid-Year Appointee’s first (partial) calendar year of service as a member of the Board, such Annual RSU Award will vest as follows:

(A)	the first installment will vest on the effective date of such Mid-Year Appointee’s appointment to the Board and the number of RSUs in such first installment will be equal to (x) the total number of RSUs subject to such Annual Award, minus (y) an amount equal to the product of (1) 25% multiplied by (2) the number of RSUs that would result from the Annual Award Dollar Value, determined as if the Annual Award were granted on the effective date of such Mid-Year Appointee’s appointment to the Board, multiplied by (3) the number of quarterly vesting dates (i.e., April 1st, July 1st and October 1st) remaining in such calendar year after the effective date of such Mid-Year Appointee’s appointment to the Board; and

(B)	any remaining installments will vest in substantially equal amounts on April 1st (if such effective date occurs prior to April 1st), July 1st (if such effective date occurs prior to July 1st) and October 1st (if such effective date occurs prior to October 1st) of such calendar year;

(ii)	vesting will be fully accelerated upon a Change in Control (as defined in Section 2(f)of the EIP); and

1 The Annual Award with respect to the year in which the Policy was approved shall be issued on the date on which the Policy is approved.

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(iii)	vesting will cease upon the termination of the Nonemployee Director’s service as a member of the Board and any RSUs subject to such Annual RSU Award that are unvested on the date of such termination will be forfeited by such Nonemployee Director on such date; provided, that if the termination of the Nonemployee Director’s service as a member of the Board is for “Cause” (as defined in the Nonemployee Director’s applicable award agreement), all of the Nonemployee Director’s RSUs (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the effective date of such termination.

(e)	Except as provided in Section 5(f), the issuance of any shares pursuant to each Annual RSU Award, to the extent vested, will occur on the date of the Nonemployee Director’s termination of service as a member of the Board, provided that such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, subject to Section 7 and the terms of the award agreement.

(f)	Each RSU subject to each Annual RSU Award (whether vested or unvested) will be credited with any cash dividend, stock dividend or other distribution that is paid with respect to a share of the Company’s common stock. Any such dividend or other distribution will be credited to such RSU on the same date and in the same form as such dividend or other distribution is paid to the Company’s shareholders. Any such dividend or other distribution that is credited to such RSU will be issued (i) on the date of such crediting if such RSU is vested on such date or (ii) on the date such RSU becomes vested if such RSU is unvested on the date of such crediting, in each case in the same form paid to the Company’s shareholders. For clarity, any such dividend or other distribution that is credited to an unvested RSU will be unvested and will only vest and be issued if the underlying RSU vests.

6.	Expenses

Subject to Section 7, each Nonemployee Director will be eligible for reimbursement from the Company for all reasonable out-of-pocket expenses incurred in connection with his or her duties as a Nonemployee Director, always subject to any reimbursement policies then in place.

7.	Section 409A

The Company intends that any amounts provided under the Policy be exempt from or comply with the requirements of Section 409A of the Code and the regulations and rulings issued thereunder (collectively, “Section 409A”), and the Policy will be so construed. Without limiting the generality of the foregoing and notwithstanding any other provision of the Policy to the contrary:

(a)	If any amount under the Policy (i) constitutes a “deferral of compensation” within the meaning of Section 409A, (ii) is payable pursuant to an individual’s “separation from service” within the meaning of Section 409A, and (iii) such individual is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology) as of the date of such individual’s separation from service, then except as otherwise permitted by Section 409A, such amount will be paid to such individual on the date that is six months and one day after such individual’s separation from service or, if earlier, the date of such individual’s death following such separation from service.

(b)	Each payment made under the Policy will be treated as a separate payment.

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(c)	To the extent that any taxable reimbursements are provided to any Nonemployee Director, they will be provided in accordance with Section 409A, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

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